Exhibit 3.01(i)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

FORCE PROTECTION VIDEO EQUIPMENT CORP.

(P11000025108)

PURSUANT TO SECTION 607.1006 AND 607.1002 OF THE

FLORIDA BUSINESS CORPORATIONS ACT

The undersigned, Michael Malone does hereby certify that:

1. He is the Chief Financial Officer of Force Protection Video Equipment Corporation, a Florida corporation (the “Corporation”).

2. The Corporation is authorized to issue 1,000,000,000,000 shares of common stock, $0.0001 par value and 20,000,000 shares of preferred stock, of which 5,000,000 shares of Series A Preferred Stock, 58,598 shares of Series B Preferred Stock, and 8,318 shares of Series C Stock are issued and outstanding.

3. Pursuant to Florida Business Corporations Act (the “FBCA”) Section 607.1006, the Corporation is amending the articles to effect the reduction in Par Value of its common stock from $0.0001 to $0.00000001 per share, as described in Article IV pursuant to its adoption by the board of directors without shareholder approval, as provided for under FBCA Section 607.1002.

ARTICLE IV

The authorized capital stock of this corporation is as follows:

(i) 1,000,000,000,000 shares of common stock, of which as the effective date hereof, the par value of such common stock shall be reduced from $0.0001 to $0.00000001 per share, and

(ii) 20,000,000 shares of preferred stock of which: (a) 5,000,000 Series A Preferred Stock, $0.0001 par value per share, are authorized, (b) 60,000 shares of Series B Preferred Stock, $0.0001 par value per share, are authorized and (b) 8,318 shares of Series C Preferred Stock, $0.0001 par value per share, are authorized.

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RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this amendment to the articles of incorporation in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 15th day of April, 2021 to be effective on April 15, 2021.

FORCE PROTECTION VIDEO EQUIPMENT CORP.

Signed:
Name:	Michael Malone
Title:	Chief Financial Officer